As filed with the Securities and Exchange Commission on September 25, 2020

Registration No. 333-248658

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chindata Group Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 47 Laiguangying East Road,

Chaoyang District, Beijing, 100012

The People’s Republic of China

+86 400-879-7679

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong +852-3761-3318	Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10-5737-9315	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amounts to be registered(2)(3)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A ordinary shares, par value US$0.00001 per share(1)(2)	92,000,000	US$6.75	US$621,000,000	US$80,605.80

(1)

American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-248984). Each American depositary share represents two Class A ordinary shares.

(2)

Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, to update the filing status of such exhibit in Part II of the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page, filing status of such exhibit, and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement, filed on September 23, 2020.

PART II

Information Not Required In Prospectus

Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our post-offering amended and restated memorandum and articles of association provides that we shall indemnify our directors and officers (each an indemnified person) out of the assets of our company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including reasonable legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own fraud or wilful default. No indemnified person shall be liable to us for any loss or damage incurred by us as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such indemnified person.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On December 27, 2018, we issued 1 ordinary share to Maples Corporate Services Limited, which was transferred to BCPE Bridge Cayman, L.P. on the same date. On April 3, 2019, we subdivided all our authorized and unissued and issued and outstanding shares, resulting in BCPE Bridge Cayman, L.P. holding 1,000 ordinary shares following the subdivision.

On July 15, 2019, we issued (i) 228,480,186 ordinary shares to BCPE Bridge Cayman, L.P. for an aggregate purchase price of US$228,481,186.0, (ii) 17,633,120 ordinary shares to BCPE Stack ESOP HoldCo Limited for an aggregate purchase price of US$176.3, (iii) 217,207,973 ordinary shares to BCPE Stack Holdings, L.P. for an aggregate purchase price of US$229,154,412.0, and among which 16,030,109 shares were transferred to Lotus Walk Inc. for an aggregate purchase price of US$16,911,765.0 on July 15, 2019, (iv) 25,019,459 ordinary shares to Abiding Joy Limited for an aggregate purchase price of US$21,654,412.0, (v) 2,501,946 ordinary shares to Stackdata Joy Limited for an aggregate purchase price of US$2,165,441.0, (vi) 47,536,972 ordinary shares to Datalake Limited for an aggregate purchase price of US$41,143,382.0, and (vii) 28,335,824 ordinary shares to Stack Joy Limited for an aggregate purchase price of US$44,117,647.0.

On April 23, 2020, Datalake Limited, Abiding Joy Limited and Stackdata Joy Limited, three of our shareholders that held an aggregate of 28,335,824 ordinary shares through Stack Joy Limited, underwent a series of transactions to delineate the shareholding structure. As such, Stack Joy Limited surrendered all its owned 28,335,824 ordinary shares to us for cancellation and for nil consideration. On the same date, we issued 17,946,022 ordinary shares, 9,445,275 ordinary shares and 944,527 ordinary shares to Datalake Limited, Abiding Joy Limited and Stackdata Joy Limited, at par value, respectively. The purchase price for such par value was US$1,795.0, US$945.0 and US$95.0, respectively. After these transactions, Stack Joy Limited no longer owns any of our ordinary shares.

On July 30, 2020, we issued 27,645,443 ordinary shares to CG Partners Global Asset Allocation Fund for an aggregate subscription price of US$150,000,000.

On July 31, 2020, we issued 9,215,147 ordinary shares to Joyful Phoenix Limited 禧凤有限公司 for an aggregate subscription price of US$50,000,000.

On August 14, 2020, we issued 9,215,147 ordinary shares to Boloria Investments Holding B.V., for an aggregate subscription price of US$50,000,000.

Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Chindata Group Holdings Limited

Exhibit Index

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

4.1†	Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder

4.4†	Proxy Agreement between BCPE Stack ESOP Holdco Limited and Abiding Joy Limited

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Haiwen & Partners regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	BCPE Stack ESOP Holdco Limited Share Option Plan

10.2†	Chindata Group Holdings Limited 2020 Share Option Plan

10.3†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4†	Form of Employment Agreement between the Registrant and its executive officers

10.5†	English translation of the form of the Power of Attorney granted by shareholders of each VIE of the Registrant

10.6†	English translation of the form of the Equity Pledge Agreement among each WFOE of the Registrant, each VIE of the Registrant and the shareholders of each VIE of the Registrant

10.7†	English translation of the form of the Exclusive Business Cooperation Agreement between each WFOE of the Registrant and each VIE of the Registrant

10.8†	English translation of the form of the Purchase Option Agreement among each WFOE of the Registrant, each VIE of the Registrant and the shareholders of each VIE of the Registrant

10.9†(1)	English translation of the Form Agreement on Comprehensive Technical Service for Hyperscale Internet Data Center between ByteDance Entity and Chindata Entity

10.10†(1)	English translation of the Business Cooperation Framework Agreement between Wangsu Science and Technology Co., Ltd. and Chindata (Beijing) Co., Ltd.

10.11†	Share Subscription Agreement between the Registrant and Joyful Phoenix Limited, dated September 23, 2020

10.12†	Share Subscription Agreement between the Registrant and SCEP Master Fund, dated September 23, 2020

Exhibit Number	Description of Document

10.13†	Share Subscription Agreement between the Registrant and Shiying Finance Limited, dated September 23, 2020

21.1†	List of Significant Subsidiaries and VIEs of the Registrant

23.1†	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2†	Consent of Ernst & Young Hua Ming LLP, independent auditors

23.3†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.4†	Consent of Haiwen & Partners (included in Exhibit 99.2)

23.5†	Consent of Christopher & Lee Ong (included in Exhibit 99.3)

23.6†	Consent of AZB & Partners (included in Exhibit 99.4)

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Haiwen & Partners regarding certain PRC law matters

99.3†	Opinion of Christopher & Lee Ong regarding certain Malaysia law matters

99.4†	Opinion of AZB & Partners regarding certain India law matters

99.5†	Consent of Frost & Sullivan

99.6†	Consent of Uptime Institute

†	Previously filed.
(1)

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they both are not material and would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing and Hong Kong, China, on September 25, 2020.

Chindata Group Holdings Limited

By:	/s/ Jing Ju
Name: Jing Ju
Title: Director and Chief Executive Officer

By:	/s/ Zhongjue Chen
Name: Zhongjue Chen
Title: Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on September 25, 2020.

Signature	Title

*	Chairman of the Board of Directors

Michael Frederick Foust

/s/ Jing Ju	Director, Chief Executive Officer

Jing Ju	(principal executive officer)

*	Director, Chief Operating Officer

Qian Xiao

*	Chief Financial Officer

Dongning Wang	(principal financial and accounting officer)

*	Director

Jonathan Jia Zhu

*	Director

Zhongjue Chen

*	Director

Barnaby Thomas Patrick Lyons

*	Independent Director

Weili Hong

*	Independent Director

Thomas J. Manning

*	Independent Director

Gang Yu

*By:	/s/ Jing Ju
Name: Jing Ju Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Chindata Group Holdings Limited has signed this registration statement or amendment thereto in New York on September 25, 2020.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President